Exhibit 99.1

Silvergate Announces Appointment of Mary-Margaret Henke to Board of Directors
09/19/2022
LA JOLLA, Calif. -- (BUSINESS WIRE) -- Silvergate Capital Corporation (the “Company” or “Silvergate”) (NYSE:SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced the appointment of Mary-Margaret Henke to the board of directors of both the Company and its subsidiary bank, Silvergate Bank.
“I am fortunate to be joining Silvergate’s board during this period of continued evolution for both the bank and the digital assets industry,” said Mary-Margaret Henke. “I look forward to working in tandem with my fellow Board members and management to ensure the Company remains a leader in innovative banking solutions.”
“Mary-Margaret’s extensive knowledge of the financial services landscape, specifically regulatory compliance, audit and risk management, make her an asset to our board,” said Alan Lane, President and CEO of Silvergate. “We look forward to her insights as we continue to grow as the banking platform for innovators.”
Ms. Henke began her career at PwC where she spent nearly a decade in the Advisory practice counseling financial services, construction, and energy clients. Most recently, she spent over 12 years at Western Union in a wide variety of finance and technology roles with increasing responsibility including Chief Audit Executive and as Head of Information Technology/Corporate Systems. Also during her career, she was Chief Audit Executive at Janus Capital Group where she established the firm’s internal audit and risk functions and she was Assistant Controller of CoBank, the largest bank in the Farm Credit System. With extensive knowledge and nearly 30 years of experience in the financial services industry, Ms. Henke has guided public and private companies through audit and regulatory matters. Ms. Henke holds a Bachelor’s degree in Accounting from the University of Denver and has an active CPA license.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com
Media:
Evann Berry
press@silvergate.com